Exhibit 99.2

SAGE FUND LIMITED PARTNERSHIP
STATEMENTS OF FINANCIAL CONDITION
March 31, 2009 (Unaudited) and December 31, 2008 (Audited)

	March 31,	December 31,
	2009	2008
ASSETS
Equity in broker trading accounts
Cash	$9,830,614	$11,443,872
Net unrealized gains on open futures contracts	2,852,501	9,125,848
U.S. Government securities, at fair value (cost - $5,989,140 and $4,459,960, respectively)	5,989,800	4,498,180
Accrued interest	4,093	4,502
Deposits with broker	18,677,008	25,072,402
Cash and cash equivalents	31,224,488	16,302,018
Commercial paper, at fair value (cost - $11,460,279 and $19,474,253, respectively)	11,574,396	19,576,904
Government-sponsored enterprises, at fair value (cost - $8,500,000 and $9,036,740, respectively)	8,501,983	9,138,786
Corporate notes, at fair value (cost - $0 and $3,965,000, respectively)	-	4,013,516
General Partner 1 percent allocation	35,443	-

Total assets	$70,013,318	$74,103,626
LIABILITIES AND PARTNERS’ CAPITAL (Net Asset Value)
Liabilities
Subscriptions received in advance	$1,584,948	$1,513,541
Advisor incentive fee	-	2,303,426
Redemptions payable	459,639	2,852,196
General Partner 1 percent allocation	-	210,560
Selling agents' fee	170,682	177,400
Commissions and other trading fees on open contracts	10,718	10,133
Accounts payable - General Partner	126,261	125,530
General Partner management fee	62,583	65,047
Advisor management fee	52,952	47,910
Total liabilities	2,467,783	7,305,743
PARTNERS' CAPITAL (Net Asset Value)
Class A Interests - 24,975.6440 units outstanding at March 31, 2009 and 23,461.0047 units outstanding at December 31, 2008, respectively	67,545,535	66,797,883
Total partners' capital (net asset value)	67,545,535	66,797,883

Total liabilities and partners' capital (net asset value)	$70,013,318	$74,103,626

The accompanying notes are an integral part of these financial statements.

SAGE FUND LIMITED PARTNERSHIP
CONDENSED SCHEDULE OF INVESTMENTS
March 31, 2009
(Unaudited)

U.S. GOVERNMENT SECURITIES*
Face Value	Maturity Date	Description	Fair Value	% of Net Asset Value
$6,000,000	09/17/09	U.S. Treasury Bill, 0.36%*	$5,989,800	8.86%
		Total U.S. Government securities* (cost - $5,989,140)	$5,989,800	8.86%

GOVERNMENT-SPONSORED ENTERPRISES
Face Value	Maturity Date	Description	Fair Value	% of Net Asset Value
$8,500,000	03/18/10	FHLMC callable 6/18/09 (Q), 1.05%	$8,501,983	12.59%
		Total Government-sponsored enterprises (cost - $8,500,000)	$8,501,983	12.59%

COMMERCIAL PAPER
Face Value	Maturity Date	Description	Fair Value	% of Net Asset Value
$3,800,000	05/04/09	Societe Generale N Amer, 2.66%	$3,790,734	5.61%
4,000,000	05/04/09	Shell Intl Finance Bv, 2.08%	3,792,755	5.62%
3,800,000	05/04/09	General Elec Cap Corp, 2.48%	3,990,907	5.91%
		Total commercial paper securities (cost - $11,460,279)	$11,574,396	17.14%

LONG U.S. FUTURES CONTRACTS**
		Description	Net unrealized gain (loss) on open long contracts (Fair Value)	% of Net Asset Value
		Agricultural	$58,195	0.09%
		Currency	(2,695)	0.00%
		Energy	5,582	0.01%
		Interest rate	467,401	0.69%
		Metal	256,693	0.38%
		Stock index	3,045	0.00%
		Total long U.S. futures contracts	$788,221	1.17%

*Pledged as collateral for the trading of futures contracts.
**No individual futures contract position constituted greater than 1 percent of net asset value. Accordingly, the number of contracts and expiration dates are not presented.

The accompanying notes are an integral part of these financial statements.

SAGE FUND LIMITED PARTNERSHIP
CONDENSED SCHEDULE OF INVESTMENTS (continued)
March 31, 2009
(Unaudited)

SHORT U.S. FUTURES CONTRACTS**
Description	Net unrealized gain (loss)on open short contracts (Fair Value)	% of Net Asset Value
Agricultural	$43,031	0.06%
Currency	(108,042)	(0.16%)
Energy	199,761	0.30%
Metal	(320,063)	(0.47%)
Stock index	(67,120)	(0.10%)
Total short U.S. futures contracts	$(252,433)	(0.37%)

Total U.S. futures contracts	$535,788	0.80%

LONG FOREIGN FUTURES CONTRACTS
Description	Net unrealized gain (loss) on open long contracts (Fair Value)	% of Net Asset Value
Agricultural	$180,071	0.27%
Currency	178,254	0.26%
Energy	38,714	0.06%
Interest rate
LIFE 3M Euribor (338 contracts, June 2009 – March 2011)	1,075,003	1.59%
Other**	1,003,801	1.49%
Metal	40,221	0.06%
Stock index	(12,953)	(0.02%)
Total long foreign futures contracts	$2,503,111	3.71%

SHORT FOREIGN FUTURES CONTRACTS**
Description	Net unrealized gain (loss) on open short contracts (Fair Value)	% of Net Asset Value
Agricultural	$(35,220)	(0.05%)
Currency	174,594	0.26%
Energy	(122,631)	(0.18%)
Interest rate	(18,887)	(0.03%)
Metal	42,852	0.06%
Stock index	(227,106)	(0.34%)
Total short foreign futures contracts	$(186,398)	(0.28%)

Total foreign futures contracts	$2,316,713	3.43%

Net unrealized gain on open futures contracts	$2,852,501	4.23%

**No individual futures contract position constituted greater than 1 percent of net asset value. Accordingly, the number of contracts and expiration dates are not presented.

The accompanying notes are an integral part of these financial statements.

SAGE FUND LIMITED PARTNERSHIP
CONDENSED SCHEDULE OF INVESTMENTS
December 31, 2008
(Audited)

U.S. GOVERNMENT SECURITIES*
Face Value	Maturity Date	Description	Fair Value	% of Net Asset Value
$4,500,000	01/08/09	U.S. Treasury Bill, 1.82% *	$4,498,180	6.73%
		Total U.S. Government securities* (cost - $4,459,960 )	$4,498,180	6.73%

GOVERNMENT-SPONSORED ENTERPRISES
Face Value	Maturity Date	Description	Fair Value	% of Net Asset Value
$4,827,000	01/02/09	Fed Home Ln Discount Nt, 2.42%	$4,826,675	7.23%
$4,329,000	02/23/09	Fannie Discount Note, 2.65%	4,312,111	6.46%
		Total Government-sponsored enterprises (cost - $9,036,740 )	$9,138,786	13.69%

COMMERCIAL PAPER
Face Value	Maturity Date	Description	Fair Value	% of Net Asset Value
$4,113,000	03/04/09	Citigroup Funding Inc, 3.08%	$4,091,183	6.12%
$4,000,000	03/06/09	Royal Bk Of Scotland Grp, 2.65%	3,981,155	5.96%
$4,000,000	05/04/09	General Elec Cap Corp, 2.48%	3,966,107	5.94%
$3,800,000	05/04/09	Shell Intl Finance Bv, 2.08%	3,772,995	5.65%
$3,800,000	05/04/09	Societe Generale N Amer, 2.66%	3,765,464	5.64%
		Total commercial paper securities (cost - $19,474,253)	$19,576,904	29.31%

CORPORATE NOTES
Face Value	Maturity Date	Description	Fair Value	% of Net Asset Value
$4,000,000	03/25/09	Bear Stearns Co. (JP Morgan Chase & Co.), 3.25%	$4,013,516	6.01%
		Total corporate notes (cost - $3,965,000)	$4,013,516	6.01%

LONG U.S. FUTURES CONTRACTS
		Description	Net unrealized gain (loss)on open long contracts (Fair Value)	% of Net Asset Value
		Agricultural	$61,815	0.09%
		Currency	18,953	0.03%
		Interest rate
		Eurodollar (372 contracts, March 2009 – June 2010)	998,300	1.49%
		Other	415,789	0.62%
		Metals **	(761,359)	(1.14%)
		Stock index	26,400	0.04%
		Total long U.S. futures contracts	$759,898	1.13%

*Pledged as collateral for the trading of futures contracts.
**No individual futures contract position constituted greater than 1 percent of net asset value. Accordingly, the number of contracts and expiration dates are not presented.

The accompanying notes are an integral part of these financial statements.

SAGE FUND LIMITED PARTNERSHIP
CONDENSED SCHEDULE OF INVESTMENTS (continued)
December 31, 2008
(Audited)

SHORT U.S. FUTURES CONTRACTS
Description	Net unrealized gain (loss) on open short contracts (Fair Value)	% of Net Asset Value
Agricultural **	$815,480	1.22%
Currency	7,981	0.01%
Energy	219,865	0.33%
Metal
LME aluminum (73 contracts, January 2009 – April 2009)	836,531	1.25%
Other **	1,336,654	2.00%
Stock index	(1,440)	0.00%
Total short U.S. futures contracts	$3,215,071	4.81%
Total U.S. futures contracts	$3,974,969	5.94%

LONG FOREIGN FUTURES CONTRACTS
Description	Net unrealized gain on open long contracts (Fair Value)	% of Net Asset Value
Agricultural	$173,542	0.26%
Currency	214,787	0.32%
Interest rate
LIFE 3M sterling (212 contracts, March 2009 – June 2010)	766,971	1.15%
Other **	1,836,502	2.75%
Stock index	89,394	0.13%
Total long foreign futures contracts	$3,081,196	4.61%

SHORT FOREIGN FUTURES CONTRACTS
Description	Net unrealized gain on open short contracts (Fair Value)	% of Net Asset Value
Agricultural **	$729,135	1.09%
Currency	382,938	0.57%
Energy	373,418	0.56%
Metals	584,192	0.87%
Total short foreign futures contracts	$2,069,683	3.09%
Total foreign futures contracts	$5,150,879	7.70%
Net unrealized gain on open futures contracts	$9,125,848	13.64%

**No individual futures contract position constituted greater than 1 percent of net asset value. Accordingly, the number of contracts and expiration dates are not presented.

The accompanying notes are an integral part of these financial statements.

SAGE FUND LIMITED PARTNERSHIP
STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2009 and 2008
 (Unaudited)
_____________

	Three Months Ended
	March 31,
	2009	2008
TRADING GAIN (LOSS)
Net realized gain	$3,492,782	$7,082,470
Net change in unrealized loss	(6,273,347)	(2,689,288)
Brokerage commissions	(38,649)	(43,634)
Net gain (loss) from trading	(2,819,214)	4,349,548
NET INVESTMENT LOSS
Income
Interest income	239,970	355,511
Expenses
General Partner management fee	186,009	109,096
General Partner 1 percent allocation	(35,443)	31,930
Advisor management fee	144,825	98,622
Advisor incentive fee	-	932,502
Selling agents' fee	507,297	297,534
Operating expenses	223,821	158,899
Total expenses	1,026,509	1,628,583
Operating expenses waived	(96,897)	(84,608)
Net total expenses	929,612	1,543,975
Net investment loss	(689,642)	(1,188,464)

NET INCOME (LOSS)	$(3,508,856)	$3,161,084

	Three Months Ended March 31,
	2009	2008
	Class A	Class A
INCREASE (DECREASE) IN NET ASSET VALUE PER UNIT	$(142.73)	$169.50

NET INCOME (LOSS) PER UNIT (based on weighted average number of units outstanding)	$(146.55)	$174.58

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING	23,943.2459	18,107.2530

The accompanying notes are an integral part of these financial statements.

SAGE FUND LIMITED PARTNERSHIP
STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2009 and 2008
 (Unaudited)
__________

	2009	2008
Cash flows provided by (used in) operating activities
Net income (loss)	$(3,508,856)	$3,161,084
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Net change in unrealized loss	6,273,347	2,689,288
Net purchases of investments in U.S. Government securities	(1,491,620)	(4,006,195)
Net proceeds from Government-sponsored enterprises	636,803	-
Net proceeds (purchases) of commercial paper	8,002,508	(7,476,055)
Net proceeds from corporate notes	4,013,516	-
Decrease in interest receivable	409	12,473
Increase (decrease) in General Partner 1 percent allocation	(246,003)	42,647
Increase (decrease) in accounts payable and accrued expenses	(2,306,250)	1,007,224
Net cash provided by (used in) operating activities	11,373,854	(4,569,534)
Cash flows provided by (used in) financing activities
Contributions	5,948,449	2,644,145
Subscriptions received in advance	1,584,948	2,086,714
Redemptions	(5,598,039)	(1,222,396)

Net cash provided by financing activities	1,935,358	3,508,463
Net increase (decrease) in cash and cash equivalents	13,309,212	(1,061,071)

Cash and cash equivalents
Beginning of period	27,745,890	11,891,112
End of period	$41,055,102	$10,830,041
End of period cash and cash equivalents consists of:
Cash in broker trading accounts	$9,830,614	$8,713,580
Cash and cash equivalents	31,224,488	2,116,461
Total end of period cash and cash equivalents	$41,055,102	$10,830,041

	2009	2008
Supplemental disclosure of cash flow information
Prior period redemptions paid	$2,852,196	$465,364
Prior period subscriptions received in advance	$1,513,541	$2,355,689

Supplemental schedule of non-cash financing activities:	$459,639	$1,044,497
Redemptions payable

The accompanying notes are an integral part of these financial statements.

SAGE FUND LIMITED PARTNERSHIP
STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL (NET ASSET VALUE)
For the Three Months Ended March 31, 2009 and 2008
 (Unaudited)
__________

	Class A Interests
	Units	Value
Three Months Ended March 31, 2009
Balance at December 31, 2008	23,461.0047	$66,797,883

Net loss for the three months ended March 31, 2009	-	(3,508,856)
Contributions	2,672.4652	7,461,990
Redemptions	(1,157.8259)	(3,205,482)
Balance at March 31, 2009	24,975.6440	$67,545,535

	Class A Interests
	Units	Value
Three Months Ended March 31, 2008
Balance at December 31, 2007	17,073.6810	$33,463,652

Net income for the three months ended March 31, 2008	-	3,161,084
Contributions	2,533.1953	4,999,834
Redemptions	(923.3852)	(1,801,529)
Balance at March 31, 2008	18,683.4911	$39,823,041

Net Asset Value Per Unit

	March 31, 2009	December 31, 2008	March 31, 2008	December 31, 2007

Class A Interests	$2,704.46	$2,847.19	$2,129.46	$1,959.96

The accompanying notes are an integral part of these financial statements.

SAGE FUND LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
__________

Note 1:	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General Description of the Fund:

Sage Fund Limited Partnership (the “Fund”) is a Maryland limited partnership which operates as a commodity investment pool that commenced operations on August 2, 1995. The Fund uses Altis Partners (Jersey) Ltd. (the “Trading Advisor”), a commodity trading advisor, to engage in the trading of futures contracts and other financial instruments on behalf of the Fund.

The Fund will automatically terminate on December 31, 2025, unless terminated earlier as provided in the Limited Partnership Agreement.

Regulation :

As a commodity pool, the Fund is subject to the regulations of the Commodity Futures Trading Commission, an agency of the United States Government which regulates most aspects of the commodity futures industry; rules of the National Futures Association, an industry self-regulatory organization; and the requirements of commodity exchanges where the Fund executes transactions. Additionally, the Fund is subject to the requirements of Futures Commission Merchants (brokers).

Significant accounting policies are as follows:

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition:

Futures are recorded on a trade date basis, and gains or losses are realized when contracts are liquidated. Unrealized gains and losses on open contracts (the difference between contract trade price and fair value) are reported in the statement of financial condition as a net gain or loss, as there exists a right of offset of unrealized gains or losses in accordance with Financial Accounting Standards Board Interpretation (“FASB”) No. 39 – Offsetting of Amounts Related to Certain Contracts, as amended by FASB No. 39-1 – Amendment of FASB Interpretation No. 39 (“FIN 39-1”). Any change in net unrealized gain or loss from the preceding period is reported in the statements of operations. Fair value of exchange-traded contracts is based upon exchange settlement prices. Commercial paper, corporate notes, U.S. Government securities and Government-sponsored enterprises are recorded at amortized cost and interest is accrued and recorded through maturity, which approximates fair value.

Cash and Cash Equivalents:

Cash equivalents are highly liquid investments with an original maturity of three months or less at the date of acquisition that are not held for sale in the normal course of business. The Fund is at risk to the extent that it maintains balances with such institutions in excess of insured limits; however, the Fund does not believe it is exposed to any significant credit risk.  As of March 31, 2009, significant cash balances held at Newedge USA, LLC, UBS Financial Services, Inc. and Bank of America are $9,830,614, $29,370,891, and $1,853,597, respectively. As of December 31, 2008, significant cash balances held at Newedge USA, LLC, UBS Financial Services, Inc. and Bank of America are $11,443,872, $13,630,246 and $2,671,772, respectively.

Sage Fund Limited Partnership
Notes to the Financial Statements

Brokerage Commissions:

Brokerage commissions include other trading fees and are charged to expense when contracts are opened.

Ongoing Offering Costs:

Ongoing offering costs in connection with the continuous offering of Class A Interests are charged to expense as incurred.

Redemptions Payable:

Redemptions payable represent redemptions approved by the General Partner prior to period end, including those that are not effective until subsequent periods.  These redemptions have been recorded using the period end net asset value per unit in accordance with the provisions of Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.

Income Taxes:

The Fund prepares calendar year U.S. and applicable state tax returns.  The Fund is not subject to federal income taxes as each partner is individually liable for his or her allocable share of the Fund’s income, expenses and trading gains or losses.  The Fund, however, may be required to file returns in various state and local jurisdictions as a result of its operations or the residency of its partners. On January 1, 2008 the Fund adopted Financial Accounting Standard Board (FASB) Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes, which determines the threshold for recognizing the benefits of tax return positions in the financial statements as “more likely-than-not” to be sustained by the taxing authority. FIN 48 applies to all tax positions accounted for under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. For the three months ended March 31, 2009 and 2008, respectively, no income tax liability for uncertain tax positions has been recognized in the accompanying financial statements.  The 2005 through 2008 tax years generally remain subject to examination by U.S. federal and most state tax authorities.

Fair Value of Financial Instruments:

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS No. 157”).  SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurement and also emphasizes that fair value is a market-based measurement, not an entity-specific measurement.  SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, except for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis for which delayed application is permitted until fiscal years beginning after November 15, 2008.  The adoption of SFAS No. 157 was effective for the Fund on January 1, 2008, and did not impact our financial position, results of operations or cash flows.

SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and sets out a fair value hierarchy.  The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).  Inputs are broadly defined under SFAS 157 as assumptions market participants would use in pricing an asset or liability. The three levels of the fair value hierarchy under SFAS 157 are described below:

Sage Fund Limited Partnership
Notes to the Financial Statements

Level 1.  Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2.  Inputs other than quoted prices within Level 1 that are observable for the asset or liability, either directly or indirectly.  A significant adjustment to a Level 2 input could result in the Level 2 measurement becoming a Level 3 measurement.

Level 3.  Inputs are unobservable for the asset or liability.

The following section describes the valuation techniques used by the Fund to measure different financial instruments at fair value and includes the level within the fair value hierarchy in which the financial instrument is categorized.

Fair value of exchange-traded contracts is based upon exchange settlement prices. The investments in money market funds and futures contracts are valued using quoted market prices and are classified within Level 1. The Fund uses some, and when applicable, all of these financial instruments as part of its trading activities. The recorded values of commercial paper, Government-sponsored enterprises, U.S. Government securities and corporate notes are based on amortized cost carrying amounts due to the short-term maturity of the instruments and are classified within Level 1 or 2. Therefore, their carrying amounts approximate their fair values.

The following table presents the Fund’s fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis as of March 31, 2009 and December 31, 2008:

	March 31, 2009
	Level 1	Level 2	Total
Equity in broker trading accounts
Futures contracts	$2,852,501	$-	$2,852,501
U.S. Government securities	5,989,800	-	5,989,800
Commercial paper	-	11,574,396	11,574,396
Government-sponsored enterprises	-	8,501,983	8,501,983
Corporate notes	-	-	-
Cash and cash equivalents
Money market funds	29,640,623	-	29,640,623

	December 31, 2008
	Level 1	Level 2	Total
Equity in broker trading accounts
Futures contracts	$9,125,848	$-	$9,125,848
U.S. Government securities	4,498,180	-	4,498,180
Commercial paper	-	19,576,904	19,576,904
Government-sponsored enterprises	-	9,138,786	9,138,786
Corporate notes	-	4,013,516	4,013,516
Cash and cash equivalents
Money market funds	14,744,435	-	14,744,435

There were no Level 3 holdings as of March 31, 2009 and December 31, 2008, or during the three months ended March 31, 2009.

Sage Fund Limited Partnership
Notes to the Financial Statements

Foreign Currency Transactions:

The Fund’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the statement of financial condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently as part of net trading gains and losses.

Derivative Instruments:

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161 (SFAS 161), Disclosures about Derivative Instruments and Hedging Activities. SFAS 161 amends and expands the disclosure requirements of SFAS 133, Accounting for Derivative Instruments and Hedging Activities, to provide users of financial statements with an enhanced understanding of the use of derivative instruments, financial performance, and cash flows. This Statement requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on agreements. SFAS 161 is effective for financial statements issued for the Fund’s first fiscal year beginning after November 15, 2008. The Fund adopted the provisions of SFAS 161 effective January 1, 2009.

The Fund’s derivative contracts are comprised of futures contracts. These derivative contracts are recorded on the statements of financial condition as assets measured at fair value and the related realized and unrealized gain (loss) associated with these derivatives is recorded in the statements of operations. The Fund has considered the counterparty credit risk related to all its futures contracts and does not deem any counterparty credit risk material at this time. The Fund does not designate any derivative instruments as hedging instruments under SFAS 133.

As of March 31, 2009 and for the three months ended March 31, 2009, the Fund’s derivative contracts had the following impact on the Statements of Financial Condition and the Statements of Operations:

	Derivative Assets and Liabilities
	Statements of Financial Condition Location	Assets	Liabilities	Net	Number of Contracts
Futures contracts
Agricultural	Net unrealized gain on open futures contracts	$572,728	$(326,651)	$246,077	989
Currency	Net unrealized gain on open futures contracts	422,921	(180,810)	242,111	220
Energy	Net unrealized gain on open futures contracts	375,512	(254,086)	121,426	316
Interest rate	Net unrealized gain on open futures contracts	2,611,519	(84,201)	2,527,318	1,896
Metal	Net unrealized gain on open futures contracts	526,803	(507,100)	19,703	433
Stock index	Net unrealized gain on open futures contracts	13,906	(318,040)	(304,134)	140
		$4,523,389	$(1,670,888)	$2,852,501	3,994

Sage Fund Limited Partnership
Notes to the Financial Statements

	Revenue
Statements of Operations Location		Realized gain (loss)	Number of Contracts
Futures contracts
Agricultural	Net realized gain	$239,523	1,594
Currency	Net realized gain	(1,206,689)	551
Energy	Net realized gain	1,695,631	719
Interest rate	Net realized gain	1,912,449	2,056
Metal	Net realized gain	1,720,519	567
Stock index	Net realized gain	(842,613)	607
		$3,518,820	6,094

	Revenue
Statements of Operations Location		Unrealized loss	Number of Contracts
Futures contracts
Agricultural	Net change in unrealized loss	$(1,533,895)	989
Currency	Net change in unrealized loss	(382,548)	220
Energy	Net change in unrealized loss	(471,857)	316
Interest rate	Net change in unrealized loss	(1,490,244)	1,896
Metal	Net change in unrealized loss	(1,976,315)	433
Stock index	Net change in unrealized loss	(418,488)	140
		$(6,273,347)	3,994

Note 2:	GENERAL PARTNER

The General Partner of the Fund is Steben & Company, Inc. (the “General Partner”), which conducts and manages the business of the Fund.  During the three months ended March 31, 2009 and 2008, the General Partner did not maintain a capital balance in the Fund; however, the sole shareholder of the General Partner had an investment in Class A Units.

During the three months ended March 31, 2009 and 2008, the General Partner received the following compensation:

•	Class A Interests incur a monthly management fee equal to 1/12 of 1.10 percent (1.10 percent per annum) of the net asset value of the Class A Interests as of the last day of each month.
•
Class A Interests incur a monthly selling agents’ fee equal to 1/12 of 3.00 percent (3.00 percent per annum) of the net asset value of the Class A Interests as of the last day of each month. The General Partner, in turn, pays the selling agents’ fees to the respective selling agents. If the selling agents’ fees are not paid to the selling agent, or the General Partner was the selling agent, such portions of the selling agents’ fees are retained by the General Partner.

Pursuant to the terms of the Limited Partnership Agreement, the General Partner receives or pays 1 percent of any increase or decrease in the Fund’s net assets, as defined.  Such amount is reflected as the General Partner 1 percent allocation in the statements of financial condition and the statements of operations.

Sage Fund Limited Partnership
Notes to the Financial Statements

Note 3:	COMMODITY TRADING ADVISOR

The Fund has an Advisory Agreement with the Trading Advisor, pursuant to which the Fund pays the Trading Advisor a monthly management fee equal to a certain percentage per annum of allocated net assets (as defined in the Advisory Agreement) and a quarterly incentive fee equal to a certain percentage of Trading Profits (as defined in the Advisory Agreement).

Note 4:	DEPOSITS WITH BROKER

The Fund deposits funds with its futures broker, subject to Commodity Futures Trading Commission regulations and various exchange and broker requirements. Margin requirements are satisfied by the deposit of U.S. Government securities and cash with such broker. The Fund earns interest income on its assets deposited with the broker.

Note 5:	OPERATING EXPENSES

The Fund is responsible for all of its operating expenses such as accounting, audit, legal, administrative, marketing and offering expenses.  Operating expenses also include salary and administrative costs incurred by the General Partner relating to marketing and administration of the Fund, such as salaries and commissions of General Partner marketing personnel, and administrative employee salaries and related costs.  Pursuant to the terms of the Limited Partnership Agreement, operating expenses that exceed 1 percent of the average month-end net assets of the Fund are the responsibility of the General Partner.  For the three months ended March 31, 2009 and 2008, actual operating expenses exceeded this 1 percent (pro rated operating expense limitation) of average month-end net assets of the Fund by $54,556 and $60,474, respectively, with such amount included in operating expenses waived in the statement of operations.  Additionally, during the three months ended March 31, 2009 and 2008, the General Partner voluntarily paid $42,341 and $24,134, respectively, of operating expenses of the Fund, with such amounts also included in operating expenses waived in the statements of operations.  As of March 31, 2009 and December 31, 2008, $126,261 and $125,530, respectively, were payable to the General Partner for operating expenses not waived.  Such amounts are presented as accounts payable – General Partner in the statements of financial condition.

Note 6:	SUBSCRIPTIONS, DISTRIBUTIONS, AND REDEMPTIONS

Investments in the Fund are made by subscription agreement, subject to acceptance by the General Partner. Units are sold at the net asset value per Class A unit as of the close of business on the last day of the month in which the subscription is accepted. Investors whose subscriptions are accepted are admitted as Limited Partners as of the beginning of the month following the month in which their subscriptions were accepted. At March 31, 2009 and December 31, 2008, the Fund had received subscriptions of $1,584,948 and $1,513,541, respectively, which were effective subsequent to quarter-end and year-end, respectively.

The Fund is not required to make distributions, but may do so at the sole discretion of the General Partner. A Limited Partner may request and receive redemption of Class A units owned at the end of any month, subject to 5 days written notice to the General Partner and restrictions in the Limited Partnership Agreement.

The General Partner may require a limited partner to redeem from the Fund if the General Partner deems the redemption (a) necessary to prevent or correct the occurrence of a nonexempt prohibited transaction (see SA-4, “Investment by Employee Benefit Plans”) under the Employee Retirement Income Security Act of 1974, as amended, or the Internal Revenue Code of 1986, as amended, or (b) beneficial to the Fund or (c) necessary to comply state, federal, or other self-regulatory organization regulations.

Sage Fund Limited Partnership
Notes to the Financial Statements

Note 7:	TRADING ACTIVITIES AND RELATED RISKS

The Fund engages in the speculative trading of futures in the United States and internationally. The Fund is exposed to both market risk, the risk arising from changes in the fair value of the contracts, and credit risk, the risk of failure by another party to perform according to the terms of a contract.

Purchase and sale of futures contracts requires margin deposits with the brokers. Additional deposits may be necessary for any loss on contract value. The Commodity Exchange Act requires a broker to segregate all customer transactions and assets from such broker’s proprietary activities. A customer’s cash and other property (for example, U.S. Government securities) deposited with a broker are considered commingled with all other customer funds subject to the broker’s segregation requirements. In the event of a broker’s insolvency, recovery may be limited to a pro rata share of segregated funds available. It is possible that the recovered amount could be less than (or none of) the total cash and other property deposited. The Fund utilizes Newedge USA, LLC, as its futures broker.

The Fund has a substantial portion of its assets on deposit with financial institutions in connection with its cash management activities. In the event of a financial institution’s insolvency, recovery of Fund assets on deposit may be limited to account insurance or other protection afforded such deposits.

The Fund utilizes Newedge USA, LLC, UBS Financial Services, Inc. and Bank of America as cash management securities brokers for the investment of some margin excess amounts into short-term fixed income instruments including high grade commercial paper (interest bearing with some credit risk), U.S. Government securities and Government-sponsored enterprises (interest bearing and credit risk free) with durations of less than one year. The Fund invests in certain commercial paper issued by an affiliate of UBS Financial Services, Inc.

For futures contracts, risks arise from changes in the fair value of the contracts. Theoretically, the Fund is exposed to a market risk equal to the value of futures contracts purchased and unlimited liability on such contracts sold short.

In addition to market risk, in entering into commodity interest contracts there is a credit risk that a counterparty will not be able to meet its obligations to the Fund. The counterparty for futures and options on futures contracts traded in the United States and on most non-US futures exchanges is the clearinghouse associated with such exchanges. In general, clearinghouses are backed by the corporate members of the clearinghouse who are required to share any financial burden resulting from the nonperformance by one of their members and, as such, should significantly reduce this credit risk. In cases where the clearinghouse is not backed by the clearing members, like some non-US exchanges, it is normally backed by a consortium of banks or other financial institutions.

The Fund trades only with those counterparties that it believes to be creditworthy. All positions of the Fund are valued each day at fair value. There can be no assurance that any clearing member, clearinghouse or other counterparty will be able to meet its obligations to the Fund.

Sage Fund Limited Partnership
Notes to the Financial Statements

The unrealized gain on open futures contracts is comprised of the following:

	Futures Contracts (exchange traded)
	March 31, 2009	December 31, 2008
Gross unrealized gains	$4,523,389	$10,893,343
Gross unrealized losses	(1,670,888)	(1,767,495)
Net unrealized gain on open futures contracts	$2,852,501	$9,125,848

The General Partner has established procedures to actively monitor market risk and minimize credit risk, although there can be no assurance that it will, in fact, succeed in doing so. The Limited Partners bear the risk of loss only to the extent of the fair value of their respective investments and, in certain specific circumstances, distributions and redemptions received.

Note 8:	INDEMNIFICATIONS

In the normal course of business, the Fund may enter into contracts and agreements that contain a variety of representations and warranties and which provide general indemnifications.  The Fund’s maximum exposure under these arrangements cannot be estimated.  However, the Fund believes that it is unlikely it will have to make material payments under these arrangements and has not recorded any continent liability in the financial statements for such indemnifications.

Note 9:	INTERIM FINANCIAL STATEMENTS

The statements of financial condition, including the condensed schedule of investments, as of March 31, 2009, the statements of operations for the three months ended March 31, 2009 and 2008, the statements of cash flows and changes in partners’ capital (net asset value) for the three months ended March 31, 2009 and 2008, and the accompanying notes to the financial statements are unaudited.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles may be omitted pursuant to such rules and regulations.  In the opinion of management, such financial statements and accompanying disclosures reflect all adjustments, which were of a normal and recurring nature, necessary for a fair presentation of financial position as of March 31, 2009, results of operations for the three months ended March 31, 2009 and 2008, cash flows and changes in partners’ capital (net asset value) for the three months ended March 31, 2009 and 2008.  The results of operations for the three months ended March 31, 2009 and 2008 are not necessarily indicative of the results to be expected for the full year or any other period.  These financial statements should be read in conjunction with the audited financial statements and the notes thereto included in our Form 10 as filed with the Securities and Exchange Commission.

Sage Fund Limited Partnership
Notes to the Financial Statements

Note 10:          FINANCIAL HIGHLIGHTS

The following information presents per unit operating performance data and other supplemental financial data for the three months ended March 31, 2009 and 2008.  This information has been derived from information presented in the financial statements.

	Class A Interests
	March 31,	March 31,
	2009	2008

Per Unit Performance (for a unit outstanding throughout the entire period)

Net asset value per unit at beginning of period	$2,847.19	$1,959.96

Income from operations:
Gain (loss) from trading (1)	(113.93)	235.13
Net investment loss (1)	(28.80)	(65.63)

Total income (loss) from operations	(142.73)	169.50

Net asset value per unit at end of period	$2,704.46	$2,129.46

Total return	(5.01%)	8.65%

Supplemental data
Ratios to average net asset value:
Expenses prior to advisor incentive fee (2), (3), (4)	5.59%	6.55%
Advisor incentive fee (5)	0.00%	2.50%

Total expenses	5.59%	9.05%

Net investment income (loss) (2), (3), (4),(6)	(4.15%)	( 2.74%)

Total returns are calculated based on the change in value of a Class A unit during the period.  An individual partner’s total returns and ratios may vary from the above total returns and ratios based on the timing of contributions and redemptions.

(1) The net investment loss per unit is calculated by dividing the net investment loss by the average number of Class A  units outstanding during the period. Gain from trading is a balancing amount necessary to reconcile the change in net asset value per unit with the other per unit information.  Such balancing amount may differ from the calculation of gain from trading per unit due to the timing of trading gains and losses during the period relative to the number of units outstanding.

(2) All of the ratios under the supplemental data are computed net of voluntary and involuntary waivers of operating expenses.  For the three months ended March 31, 2009 and 2008, the ratios are net of approximately 0.25% of average net asset value relating to the voluntary waiver of operating expenses. Both the nature and the amounts of the waivers are more fully explained in Note 5.

Sage Fund Limited Partnership
Notes to the Financial Statements

(3) The net investment loss includes interest income and excludes gains from trading activities as shown on the statement of operations.  The total amount is then reduced by all expenses, excluding brokerage commissions. The resulting amount is divided by the average net asset value for the period.

(4) Ratios have been annualized.

(5) Ratios have not been annualized.

(6) Ratio excludes advisor incentive fee.